Exhibit 2.1

DATED

18 January 2008

SHARE PURCHASE AGREEMENT

between

JONATHAN STRIKE

and

SHELLEY STRIKE

and

CMT EUROPE LIMITED

CONTENTS

CLAUSE

1.	Interpretation	1
2.	Sale and purchase and waiver of pre-emption rights	4
3.	Purchase price	4
4.	Adjustment of Purchase Price	5
5.	Completion	6
6.	Warranties	6
7.	Limitations on claims	7
8.	Tax covenant	8
9.	Restrictions on Sellers	8
10.	Confidentiality and announcements	10
11.	Further assurance	11
12.	Assignment	11
13.	Whole agreement	11
14.	Variation and waiver	12
15.	Costs	12
16.	Notice	12
17.	Severance	14
18.	Agreement survives completion	14
19.	Third party rights	14
20.	Successors	14
21.	Counterparts	14
22.	Language	15
23.	Governing law and jurisdiction	15

SCHEDULE

SCHEDULE 1 PARTICULARS OF SELLERS		16

Part 1.	Particulars of sellers and apportionment of purchase price	16

SCHEDULE 2 PARTICULARS OF THE COMPANY AND SUBSIDIARIES		17

Part 1.	The Company	17

SCHEDULE 3 COMPLETION		18

Part 2.	What the Sellers shall deliver to the Buyer at Completion	18

Part 3.	Matters for the board meetings at completion	19

SCHEDULE 4 WARRANTIES		20

Part 4.	General warranties	20
1.	Power to sell the company	20
2.	Shares in the company	20
3.	Constitutional and corporate documents	21
4.	Information	21

5.	Compliance with laws	22
6.	Licences and consents	22
7.	Insurance	22
8.	Power of attorney	22
9.	Disputes and investigations	23
10.	Customers and suppliers	23
11.	Contracts	23
12.	Transactions with sellers	24
13.	Finance and guarantees	25
14.	Assets	26
15.	Data protection	27
16.	Employment	28
17.	Property	32
18.	Accounts	33
19.	Financial and other records	34
20.	Changes since accounts date	34
21.	Effect of sale on sale shares	35
22.	Retirement benefits	35

SCHEDULE 5 TAX COVENANT		36

1.	Interpretation	36
2.	Covenant	39
3.	Payment date and interest	40
4.	Exclusions	41
5.	Savings	41
6.	Recovery from third parties	41
7.	Corporation tax returns	42
8.	Conduct of tax claims	43
9.	Grossing up	45
10.	Costs and expenses	46

SCHEDULE 6 COMPLETION ACCOUNTS		47

Part 5.	General
1.	Definitions	47
2.	Preparation of Completion Accounts	47
3.	Expert	48
4.	Basis of computation	49

THIS AGREEMENT is dated 18 January 2008

PARTIES

(1)	The several persons whose names and addresses are set out in Schedule 1 (Sellers).

(2)	CMT Europe Limited incorporated in the United Kingdom with company number 0612995 whose registered office is at St Quivox House, 69 Windsor Road, Gerrards Cross, Bucks SL9 7NL (Buyer).

BACKGROUND

(A)	The Company has an issued share capital of £5 divided into 5 “A” Ordinary Shares of £1.

(B)	Further particulars of the Company at the date of this agreement are set out in Schedule 2.

(C)	The Sellers are the legal and beneficial owners of, or are otherwise able to procure the transfer of, the legal and beneficial title to the number of Sale Shares set out opposite their respective names in Schedule 1 comprising in aggregate the whole of the issued share capital of the Company.

(D)	The Buyer is a wholly owned subsidiary of CMT Inc.

(E)	The Sellers have agreed to sell and the Buyer has agreed to buy the Sale Shares subject to the terms and conditions of this agreement.

AGREED TERMS

1.	INTERPRETATION

1.1	The definitions and rules of interpretation in this clause apply in this agreement.

Accounts: the financial statements of the Company as at and to the Accounts Date, comprising the accounts of the Company, including the balance sheet, profit and loss account together with the notes thereon, and the cash flow statement (copies of which are attached to the Disclosure Letter).

Accounts Date: 30 June 2007

Business: the business of the Company.

Business Day: a day (other than a Saturday, Sunday or public holiday) when banks in the City of London are open for business.

Buyer’s Solicitors: IBB Solicitors of Capital Court, 30 Windsor Street, Uxbridge, Middlesex UB8 1AB.

CAA 2001: the Capital Allowances Act 2001.

Cash Consideration: £200,000.

Claim and Substantiated Claim: have the meanings set out respectively in clause 7.

CMT Inc.: Capital Markets Technologies Inc., a company incorporated under the laws of Florida.

Company: STRIKE IT SERVICES LIMITED, a company incorporated and registered in England and Wales with company number 4463915 whose registered office is at 45A Church Street, Weybridge, Surrey KT13 8DG further details of which are set out in Part 1 of Schedule 2.

Companies Acts: the Companies Act 1985 and the Companies Act 2006.

Completion: completion of the sale and purchase of the Sale Shares in accordance with this agreement.

Completion Accounts: has the meaning set out in paragraph 1 of Part 1 of Schedule 6.

Completion Date: the date of this agreement.

Connected: in relation to a person, has the meaning contained in section 839 of the ICTA 1988.

Consideration Shares: shares of $1 of CMT Inc. to be allotted and issued credited , as fully paid to the Sellers in satisfaction of part of the Purchase Price as provided in clause 3.

Control: in relation to a body corporate, the power of a person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person:

(a)	by means of the holding of shares, or the possession of voting power, in or in relation to that or any other body corporate; or

(b)	by virtue of any powers conferred by the constitutional or corporate documents, or any other document, regulating that or any other body corporate,

and a Change of Control occurs if a person who controls any body corporate ceases to do so or if another person acquires control of it.

Director: each person who is a director or shadow director of the Company or any of the Subsidiaries, the names of whom are set out in Schedule 2.

Disclosed: fairly, fully. clearly and accurately disclosed (with sufficient details to identify the nature and scope of the matter disclosed) in or under the Disclosure Letter.

Disclosure Letter: the letter from the Sellers to the Buyer with the same date as this agreement and described as the disclosure letter, including the bundle of documents attached to it (Disclosure Bundle).

Encumbrance: any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security, interest, title, retention or any other security agreement or arrangement.

Event: has the meaning given in Schedule 5.

FSMA: the Financial Services and Markets Act 2000.

Group: in relation to a company (wherever incorporated) that company, any company of which it is a Subsidiary (its holding company) and any other Subsidiaries of any such holding company; and each company in a group is a member of the group.

Unless the context otherwise requires, the application of the definition of Group to any company at any time will apply to the company as it is at that time.

ICTA 1988: the Income and Corporation Taxes Act 1988.

IHTA 1984: the Inheritance Tax Act 1984.

Intellectual Property Rights: has the meaning given in Part 4 of Schedule 4.

Property: has the meaning given in paragraph 17.1 of Part 4 of Schedule 4.

Purchase Price: the purchase price for the Sale Shares to be paid or satisfied in accordance with clause 3.

Sale Shares: the five Ordinary A Shares of £1.00 each in the Company, all of which have been issued and are fully paid.

Tax or Taxation: has the meaning given in Schedule 5.

Tax Covenant: the tax covenant as set out in Schedule 5.

Tax Claim: has the meaning given in Schedule 5.

Taxation Authority: has the meaning given in Schedule 5.

Taxation Statute: has the meaning given in Schedule 5.

TCGA 1992: the Taxation of Chargeable Gains Act 1992.

TMA 1970: the Taxes Management Act 1970.

Transaction: the transaction contemplated by this agreement or any part of that transaction.

VATA 1994: the Value Added Tax Act 1994.

Warranties: the representations and warranties in clause 6 and Schedule 4.

1.2	Clause and schedule headings do not affect the interpretation of this agreement.

1.3	A person includes a corporate or unincorporated body.

1.4	Words in the singular include the plural and in the plural include the singular.

1.5	A reference to one gender includes a reference to the other gender.

1.6	A reference to a particular statute, statutory provision or subordinate legislation is a reference to it as it is in force from time to time taking account of any amendment or re-enactment and includes any statute, statutory provision or subordinate legislation which it amends or re-enacts and subordinate legislation for the time being in force made under it. Provided that, as between the parties, no such amendment or re-enactment made after the date of this agreement shall apply for the purposes of this agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party.

1.7	Writing or written includes faxes but not e-mail.

1.8	Documents in agreed form are documents in the form agreed by the parties or on their behalf and initialled by them or on their behalf for identification.

1.9	References to clauses and schedules are to the clauses and schedules of this agreement; references to paragraphs are to paragraphs of the relevant schedule.

1.10	Unless otherwise expressly provided, the obligations and liabilities of the Sellers under this agreement are joint and several.

1.11	Reference to this agreement include this agreement as amended or varied in accordance with its terms.

2.	SALE AND PURCHASE AND WAIVER OF PRE-EMPTION RIGHTS

2.1	On the terms of this agreement, the Sellers shall sell and the Buyer shall buy, with effect from Completion, the Sale Shares with full title guarantee, free from all Encumbrances and together with all rights that attach (or may in the future attach) to them including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the date of this agreement.

2.2	Each of the Sellers severally waives any right of pre-emption or other restriction on transfer in respect of the Sale Shares or any of them conferred on him under the articles of association of the Company or otherwise and shall procure the irrevocable waiver of any such right or restriction conferred on any other person who is not a party to this agreement.

2.3	The Buyer is not obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.

3.	PURCHASE PRICE

3.1	The Purchase Price for the Sale Shares is:

(a)	the Cash Consideration as adjusted in accordance with clause 4 and Schedule 6 of which:

(i)	£100,000 shall be paid on Completion as provided in clause 5.3; and

(ii)	the balance of £100,000 shall be paid on or before 31 March 2008 in cash to the Sellers in the proportions set out opposite their names in Schedule 1.

(b)	£200,000 to be satisfied by the allotment and issue by CMT Inc on Completion to the Sellers of 450,000 Consideration Shares, credited as fully paid.

3.2	For the purposes of clause 3.1 the Consideration Shares shall rank pari passu with the existing shares of $1 each in the capital of CMT Inc. including the right to receive all dividends declared made or paid after Completion (save that they shall not rank for any dividend or other distribution of CMT Inc. declared made or paid by reference to a record date before Completion).

3.3	The Purchase Price shall be deemed to be reduced by the amount of any payment made to the Buyer:

(a)	for a breach of any Warranty; or

(b)	under the Tax Covenant.

3.4	The Sellers undertake that they shall not, during a period of 18 months after Completion, without prior written consent of the Buyer and CMT Inc., dispose of or create any Encumbrance over any of the Consideration Shares (or agree to do so).

3.5	For the purposes of clause 3.4, Consideration Shares shall include any shares held by the Sellers arising out of the consolidation, conversion or subdivision of Consideration Shares and any shares acquired by reference to the Consideration Shares, whether by way of bonus or rights issue, pre-emption right or otherwise or in exchange or substitution for any such Consideration Shares.

3.6	The Buyer shall not unreasonably withhold its consent to any disposal of Consideration Shares to the extent that the sale proceeds (net of incidental costs) are required to meet any liability of the Sellers arising out of any of the matters referred to in clauses 3.3(a) to clause 3.3(c).

3.7	The Buyer undertakes to the Sellers that if, due to impending changes in tax legislation, the second payment of £100,000 on account of the Cash Consideration payable on or before 31 March 2008 is subject to taxation without the benefit of taper relief, then the Buyer will as soon as reasonably practicable pay to the Sellers in cash, by way of additional consideration, a sum equal to the amount by which the amount of taxation suffered by the Sellers on the Cash Consideration exceeds the amount of taxation which would have been suffered by the Sellers on the Cash Consideration were it not for such change in tax legislation.

4.	ADJUSTMENT OF PURCHASE PRICE

4.1	In this agreement Completion Net Assets has the same meaning given in paragraph 1 of Part 1 Schedule 6.

4.2	The Cash Consideration shall be adjusted by deducting an amount, if any, by which the Completion Net Assets are less than £130,000.

4.3	Within seven days, starting on the day after agreement or determination of the Completion Accounts in accordance with the provisions of Schedule 6, if the Cash Consideration is adjusted pursuant to clause 4.2, the Sellers shall repay to the Buyer the amount of the deduction, any such repayment to be made by the Sellers in the same proportions as they received sums under clause 3.1.

4.4	Any payment or repayment to be made under clause 4.3 shall be made by banker’s draft or telegraphic transfer to an account notified by the Buyer to the Sellers not later than two Business Days following the date on which the Completion Accounts are agreed or determined.

5.	COMPLETION

5.1	Completion shall take place on the Completion Date:

(a)	at the offices of the Buyer’s Solicitors immediately following execution of this agreement; or

(b)	at any other place or time as agreed in writing by the Sellers and the Buyer.

5.2	At Completion the Sellers shall:

(a)	deliver or cause to be delivered the documents and evidence set out in Part 2 of Schedule 3;

(b)	procure that a board meeting of the Company is held at which the matters identified in Part 3 of Schedule 3 are carried out; and

(c)	deliver any other documents referred to in this agreement as being required to be delivered by them.

5.3	At Completion the Buyer shall:

(a)	pay £100,000 on account of the Cash Consideration in cash to the Sellers in the proportions set out opposite their names in Schedule 1; and

(b)	procure the allotment and issue by CMT Inc. to the Sellers of the Consideration Shares in accordance with clause 3.1.

5.4	As soon as possible after Completion the Sellers shall send to the Buyer (at the Buyer’s registered office for the time being) all records, correspondence, documents, files, memoranda and other papers relating to the Company and the Subsidiaries not required to be delivered at Completion and which are not kept at any of the Properties.

6.	WARRANTIES

6.1	The Buyer is entering into this agreement on the basis of, and in reliance on, the Warranties.

6.2	The Sellers warrant and represent to the Buyer that each Warranty is true, accurate and not misleading on the date of this agreement except as Disclosed.

6.3	Without prejudice to the right of the Buyer to claim on any other basis or take advantage of any other remedies available to it, if any Warranty is breached or proves to be untrue or misleading, the Sellers shall pay to the Buyer on demand:

(a)	the amount necessary to put the Company into the position they it would have been in if the Warranty had not been breached or had not been untrue or misleading; and

(b)	all costs and expenses (including, without limitation, damages, legal and other professional fees and costs, penalties, expenses and consequential losses whether directly or indirectly arising) incurred by the Buyer or the Company as a result of such breach or of the Warranty being untrue or misleading (including a reasonable amount in respect of management time).

A payment made in accordance with the provisions of clause 6.3 shall include any amount necessary to ensure that, after any Taxation of the payment, the Buyer is left with the same amount it would have had if the payment was not subject to Taxation.

6.4	Warranties qualified by the expression so far as the Sellers are aware or any similar expression are deemed to be given to the best of the knowledge, information and belief of the Sellers after they have made all reasonable and careful enquiries.

6.5	Each of the Warranties is separate and, unless otherwise specifically provided, is not limited by reference to any other Warranty or any other provision in this agreement.

6.6	With the exception of the matters Disclosed, no information of which the Buyer and/or its agents and/or advisers has knowledge (actual, constructive or imputed) or which could have been discovered (whether by investigation made by the Buyer or made on its behalf) shall prejudice or prevent any Claim or reduce any amount recoverable thereunder.

7.	LIMITATIONS ON CLAIMS

7.1	The definitions and rules of interpretation in this clause apply in this agreement.

Claim: a claim for breach of any of the Warranties.

Substantiated Claim: a Claim in respect of which liability is admitted by the party against whom such Claim is brought, or which has been adjudicated on by a Court of competent jurisdiction and no right of appeal lies in respect of such adjudication, or the parties are debarred by passage of time or otherwise from making an appeal.

A Claim is connected with another Claim or Substantiated Claim if they all arise out of the occurrence of the same event or relate to the same subject matter.

7.2	This clause limits the liability of the Sellers in relation to any Claim and any claim under the Tax Covenant.

7.3	The liability of the Sellers for all Substantiated Claims and all claims under the Tax Covenant when taken together shall not exceed £400,000.

7.4	The Sellers shall not be liable for a Claim or a claim under the Tax Covenant unless the amount of all Substantiated Claims and all claims under the Tax Covenant when taken together, exceeds £25,000 in which case the whole amount (and not just the amount by which the limit in this clause 7.4 is exceeded) is recoverable by the Buyer.

7.5	The Sellers are not liable for a Claim to the extent that the Claim:

(a)	relates to matters Disclosed; or

(b)	relates to any matter specifically and fully provided for in the Accounts.

7.6	The Sellers are not liable for a Claim or a claim under the Tax Covenant unless the Buyer has given the Sellers notice in writing of the Claim or the claim under the Tax Covenant, summarising the nature of the Claim or claim under the Tax Covenant as far as is known to the Buyer and the amount claimed:

(a)	in the case of a claim made under the Tax Warranties or the Tax Covenant, within the period of seven years beginning with the Completion Date; and

(b)	in any other case, within the period of two years beginning with the Completion Date.

7.7	Nothing in clause 7 applies to a Claim or a claim under the Tax Covenant that arises or is delayed as a result of dishonesty, fraud, wilful misconduct or wilful concealment by the Sellers, their agents or advisers.

7.8	The Sellers shall not plead the Limitation Act 1980 in respect of any claims made under the Tax Warranties or Tax Covenant up to seven years after the Completion Date.

8.	TAX COVENANT

The provisions of Schedule 5 apply in this agreement.

9.	RESTRICTIONS ON SELLERS

9.1	Each of the Sellers severally covenants with the Buyer that he shall not:

(a)	at any time during the period of two years beginning with the Completion Date, in any geographic areas in which any business of the Company was carried on at the Completion Date, carry on or be employed, engaged or interested in any business which would be in competition with any part of the Business as the Business was carried on at the Completion Date; or

(b)	at any time during the period of two years beginning with the Completion Date, deal with any person who is at the Completion Date, or who has been at any time during the period of 12 months immediately preceding that date, a client or customer of the Company; or

(c)	at any time during the period of two years beginning with the Completion Date, canvass, solicit or otherwise seek the custom of any person who is at the Completion Date, or who has been at any time during the period of 12 months immediately preceding that date, a client or customer of the Company; or

(d)	at any time during the period of two years beginning with the Completion Date:

(i)	offer employment to, enter into a contract for the services of, or attempt to entice away from the Company, any individual who is at the time of the offer or attempt, and was at the Completion Date, employed or directly or indirectly engaged in an executive or managerial position with the Company; or

(ii)	procure or facilitate the making of any such offer or attempt by any other person; or

(e)	at any time after Completion, use in the course of any business:

(i)	any trade or service mark, business or domain name, design or logo which, at Completion, was or had been used by the Company; or

(ii)	anything which is, in the reasonable opinion of the Buyer, capable of confusion with such words, mark, name, design or logo; or

(f)	at any time during a period of two years beginning with the Completion Date, solicit or entice away from the Company any supplier to the Company who had supplied goods and/or services to the Company at any time during the twelve months immediately preceding the Completion Date, if that solicitation or enticement causes or would cause such supplier to cease supplying, or materially reduce its supply of, those goods and/or services to the Company.

9.2	The covenants in clause 9 are intended for the benefit of the Buyer, the Company and apply to actions carried out by the Sellers in any capacity and whether directly or indirectly, on the Sellers’ own behalf, on behalf of any other person or jointly with any other person.

9.3	Nothing in clause 9 prevents the Sellers or any of them from holding for investment purposes only:

(a)	any units of any authorised unit trust; or

(b)	not more than 2% of any class of shares or securities of any company traded on a recognised stock exchange.

9.4	Each of the covenants in clause 9 is a separate undertaking by each Seller in relation to himself and his interests and shall be enforceable by the Buyer separately and independently of its right to enforce any one or more of the other covenants contained in clause 9. Each of the covenants in clause 9 is considered fair and reasonable by the parties, but if any restriction is found to be unenforceable, but would be valid if any part of it were deleted or the period or area of application reduced, the restriction shall apply with such modifications as may be necessary to make it valid and enforceable.

9.5	The consideration for the undertakings contained in clause 9 is included in the Purchase Price.

10.	CONFIDENTIALITY AND ANNOUNCEMENTS

10.1	Each of the Sellers severally undertakes to the Buyer to keep confidential the terms of this agreement and all information which they have acquired about the Company and the Buyer’s Group (as such Group is constituted immediately before Completion) and, in the case of the Buyer, all information which it has acquired about the Company and to use the information only for the purposes contemplated by this agreement.

10.2	A party does not have to keep confidential or to restrict its use of:

(a)	information that is or becomes public knowledge other than as a direct or indirect result of a breach of this agreement; or

(b)	information that it receives from a source not connected with the party to whom the duty of confidence is owed that it acquires free from any obligation of confidence to any other person.

10.3	Any party may disclose any information that it is otherwise required to keep confidential under clause 10:

(a)	to such professional advisers, consultants and employees or officers of its Group as are reasonably necessary to advise on this agreement, or to facilitate the Transaction, if the disclosing party procures that the people to whom the information is disclosed keep it confidential as if they were that party; or

(b)	with the written consent of all the other parties; or

(c)	with the written consent of one party, if such information relates only to that party; or

(d)	to confirm that the sale has taken place, and the date of the sale (but without otherwise revealing any other items of sale or making any other announcement).

(e)	to the extent that the disclosure is required:

(i)	by law; or

(ii)	by a regulatory body, Taxation Authority or securities exchange; or

(iii)	to make any filing with, or obtain any authorisation from, a regulatory body, Taxation Authority or securities exchange; or

(iv)	under any arrangements in place under which negotiations relating to terms and conditions of employment are conducted; or

(v)	to protect the disclosing party’s interest in any legal proceedings,

but shall use reasonable endeavours to consult the other parties and to take into account any reasonable requests they may have in relation to the disclosure before making it.

10.4	Each party shall supply any other party with any information about itself, its Group or this agreement as such other party may reasonably require for the purposes of satisfying the requirements of a law, regulatory body or securities exchange to which such other party is subject.

11.	FURTHER ASSURANCE

The Sellers shall (at their expense) promptly execute and deliver all such documents, and do all such things, as the Buyer may from time to time require for the purpose of giving full effect to the provisions of this agreement.

12.	ASSIGNMENT

12.1	Except as provided otherwise in this agreement, no party may assign, or grant any Encumbrance or security interest over, any of its rights under this agreement or any document referred to in it.

12.2	Each party that has rights under this agreement is acting on its own behalf.

12.3	The Buyer may assign its rights under this agreement (or any document referred to in this agreement) but not its obligations to a member of its Group or to any person to whom it transfers the Sale Shares.

12.4	If there is an assignment:

(a)	the Sellers may discharge their obligations under this agreement to the assignor until they receive notice of the assignment; and

(b)	the assignee may enforce this agreement as if it were a party to it, but the Buyer shall remain liable for any obligations under this agreement.

13.	WHOLE AGREEMENT

13.1	This agreement, and any documents referred to in it, constitute the whole agreement between the parties and supersede any arrangements, understanding or previous agreement between them relating to the subject matter they cover.

13.2	Nothing in clause 13 operates to limit or exclude any liability for fraud.

13.3	The Sellers acknowledge that they have been given full opportunity to obtain independent legal advice in relation to the matters covered by this Agreement, and agree that they have not relied on and hereby waive any claims they might otherwise have against the Buyer or CMT Inc or any of their employees, agents or representatives in relation to the negotiation of such matters.

14.	VARIATION AND WAIVER

14.1	Any variation of this agreement shall be in writing and signed by or on behalf of the parties.

14.2	Any waiver of any right under this agreement is only effective if it is in writing and it applies only to the party to whom the waiver is addressed and to the circumstances for which it is given and shall not prevent the party who has given the waiver from subsequently relying on the provision it has waived.

14.3	A party that waives a right in relation to one party, or takes or fails to take any action against that party, does not affect its rights in relation to any other party.

14.4	No failure to exercise or delay in exercising any right or remedy provided under this agreement or by law constitutes a waiver of such right or remedy or shall prevent any future exercise in whole or in part thereof.

14.5	No single or partial exercise of any right or remedy under this agreement shall preclude or restrict the further exercise of any such right or remedy.

14.6	Unless specifically provided otherwise, rights arising under this agreement are cumulative and do not exclude rights provided by law.

15.	COSTS

Unless otherwise provided, all costs in connection with the negotiation, preparation, execution and performance of this agreement, and any documents referred to in it, shall be borne by the party that incurred the costs.

16.	NOTICE

16.1	A notice given under this agreement:

(a)	shall be in writing in the English language (or be accompanied by a properly prepared translation into English);

(b)	shall be sent for the attention of the person, and to the address or fax number, specified in clause 16 (or such other address, fax number or person as each party may notify to the others in accordance with the provisions of clause 16); and

(c)	shall be:

(i)	delivered personally; or

(ii)	sent by fax; or

(iii)	sent by pre-paid first-class post or recorded delivery; or

(iv)	(if the notice is to be served by post outside the country from which it is sent) sent by airmail.

16.2	Any notice to be given to or by all of the Sellers under this agreement is deemed to have been properly given if it is given to or by the Sellers’ representative named in clause 16.3. Any notice required to be given to or by some only of the Sellers shall be given to or by the Sellers concerned (and in the case of a notice to the Sellers) at their address or fax number as set out in Schedule 1.

16.3	The addresses for service of notice are:

(a) SELLERS

(i) name:	Jonathan Strike

(ii) address:	Nymet Barton Farm, Nymet Tracey, Bow, Crediton, Devon EX17 6DB

(iii) fax number:	01932 848 779

(b) BUYER

(i) address:	96 Oak Lane, Upchurch, Sittingbourne, Kent ME9 7AY

(ii) for the attention of:	David Reeve

16.4	A notice is deemed to have been received:

(a)	if delivered personally, at the time of delivery; or

(b)	in the case of fax, at the time of transmission; or

(c)	in the case of pre-paid first class post or recorded delivery three Business Days from the date of posting; or

(d)	in the case of airmail, five Business Days from the date of posting; or

(e)	if deemed receipt under the previous paragraphs of clause 16.4 is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of receipt), when business next starts in the place of receipt.

16.5	To prove service, it is sufficient to prove that the notice was transmitted by fax to the fax number of the party or, in the case of post, that the envelope containing the notice was properly addressed and posted.

17.	SEVERANCE

17.1	If any provision of this agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

17.2	If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

18.	AGREEMENT SURVIVES COMPLETION

This agreement (other than obligations that have already been fully performed) remains in full force after Completion.

19.	THIRD PARTY RIGHTS

19.1	Subject to clause 19.2, this agreement and the documents referred to in it are made for the benefit of the parties and their successors and permitted assigns and are not intended to benefit, or be enforceable by, anyone else.

19.2	The following provisions are intended to benefit future buyers of the Sale Shares from the Buyer and, where they are identified in the relevant clauses, the Company and shall be enforceable by them to the fullest extent permitted by law:

(a)	clause 6 and Schedule 4, subject to clause 7;

(b)	clause 8 and Schedule 5;

(c)	clause 9; and

(d)	clause 10.

19.3	Each of the parties represents to the others that their respective rights to terminate, rescind or agree any amendment, variation, waiver or settlement under this agreement are not subject to the consent of any person that is not a party to this agreement.

20.	SUCCESSORS

The rights and obligations of the Sellers and the Buyer under this agreement shall continue for the benefit of, and shall be binding on, their respective successors and assigns.

21.	COUNTERPARTS

This agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.

22.	LANGUAGE

If this agreement is translated into any language other than English, the English language text shall prevail.

23.	GOVERNING LAW AND JURISDICTION

23.1	This agreement and any disputes or claims arising out of or in connection with its subject matter are governed by and construed in accordance with the law of England.

23.2	The parties irrevocably agree that the courts of England have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement.

This agreement has been entered into on the date stated at the beginning of it.

Schedule 1 Particulars of Sellers

Part 1. Particulars of sellers and apportionment of purchase Price

Seller’s name and address	Number of sale shares	Cash Consideration	Proportion of purchase price	Number or proportion of Consideration Shares
Jonathan Ian Grant Strike Nymet Barton Farm, Nymet Tracey, Bow, Crediton, Devon EX17 6DB	4 Ordinary ‘A’	£160,000	80%	80%
Shelley Jane Strike Nymet Barton Farm, Nymet Tracey, Bow, Crediton, Devon EX17 6DB	1 Ordinary ‘A’	£40,000	20%	20%

Schedule 2 Particulars of the Company and subsidiaries

Part 1. The Company

Name:	STRIKE IT SERVICES LIMITED

Registration number:	4463915

Registered office:	45A Church Street, Weybridge, Surrey KT1 8DG

Authorised share capital Amount: £1000 Divided into: [NUMBER AND CLASS OF SHARES]	£1,000 “A” Ordinary Shares of £1 each

Issued share capital Amount: £5 Divided into:	5 Ordinary A Shares

Registered shareholders (and number of Sale Shares held):	As per Schedule 1

Beneficial owners of Sale Shares (if different) and number of Sale Shares beneficially owned:

Directors and shadow directors:	Jonathan Strike and Shelley Strike

Secretary:	Shelley Strike

Auditor	Lawfords Limited, Chartered Accountants, Union House, Walton Lodge, Bridge Street, Walton-on-Thames, Surrey, KT12 1BT

Registered Charges	Debenture dated 8 August 2006 to SME Invoice Finance Limited

Beneficial owner of shares (if different) and number of shares beneficially owned:

Schedule 3 Completion

Part 2. What the Sellers shall deliver to the Buyer at Completion

1.	At Completion, the Sellers shall deliver or cause to be delivered to the Buyer the following documents and evidence:

(a)	transfers of the Sale Shares executed by the registered holders in favour of the Buyer or its nominees;

(b)	the share certificates for the Sale Shares in the names of the registered holders or an indemnity in the agreed form for any lost certificates;

(c)	in relation to the Company, the statutory registers and minute books (written up to the time of Completion), the common seal, certificate of incorporation and any certificates of incorporation on change of name;

(d)	the written resignation, executed as a deed and in the agreed form, of the directors and secretaries of the Company from their offices and employment with the Company, except for the following persons who are not resigning:

(i)	Jonathan Strike

(e)	a certified copy of the minutes of the board meetings held pursuant to Part 3 of Schedule 3;

(f)	in relation to the Company:

(i)	statements from each bank at which any of those companies has an account, giving the balance of each account at the close of business on the last Business Day before Completion;

(ii)	all cheque books in current use and written confirmation that no cheques have been written since those statements were prepared;

(iii)	details of their cash book balances; and

(iv)	reconciliation statements reconciling the cash book balances and the cheque books with the bank statements delivered;

(g)	all title deeds and other documents relating to the Properties;

(h)	evidence, in agreed form, that any indebtedness or other liability of the kind described in paragraph 12 of Part 4 of Schedule 4 has been discharged;

(i)	evidence, in agreed form, that the Company has been discharged from any responsibility for the indebtedness, or for the default in the performance of any obligation, of any other person; and

(j)	all charges, mortgages, debentures and guarantees to which the Company is a party

Part 3. Matters for the board meetings at Completion

1.	The Sellers shall cause a board meeting of the Company to be held at Completion at which the matters set out in Part 3 of Schedule 3 shall take place.

2.	A resolution to register the transfer of the Sale Shares shall be passed at such board meeting of the Company, subject to the transfers being stamped at the cost of the Buyer.

3.	All directors and the secretary of the Company shall resign from their offices and employment with the Company with effect from the end of the relevant board meeting, except for the following persons:

(a)	Jonathan Strike

4.	A service agreement in the agreed form shall be entered into between Jonathan Strike and the Company.

5.	The persons the Buyer nominates shall be appointed as directors and secretary of the Company (but not exceeding any maximum number of directors contained in the relevant Company’s articles of association). The appointments shall take effect at the end of the board meeting.

6.	The address of the registered office of the Company shall be changed to the address required by the Buyer.

Schedule 4 Warranties

Part 4. General warranties

1.	POWER TO SELL THE COMPANY

1.1	The Sellers have all requisite power and authority to enter into and perform this agreement in accordance with its terms and the other documents referred to in it.

1.2	This agreement and the other documents referred to in it constitute (or shall constitute when executed) valid, legal and binding obligations on the Sellers in the terms of the agreement and such other documents.

1.3	Compliance with the terms of this agreement and the documents referred to in it shall not breach or constitute a default under any of the following:

(a)	any agreement or instrument to which any of the Sellers is a party or by which any of them is bound; or

(b)	any order, judgment, decree or other restriction applicable to any of the Sellers.

2.	SHARES IN THE COMPANY

2.1	The Sale Shares constitute the whole of the allotted and issued share capital of the Company and are fully paid.

2.2	The Sellers are the legal and beneficial owners of the Sale Shares.

2.3	The Sale Shares are free from all Encumbrances.

2.4	No right has been granted to any person to require the Company to issue any share capital and no Encumbrance has been created in favour of any person affecting any unissued shares or debentures or other unissued securities of the Company.

2.5	No commitment has been given to create an Encumbrance affecting the Sale Shares (or any unissued shares or debentures or other unissued securities of the Company) or for any of them to issue any share capital and no person has claimed any rights in connection with any of those things.

2.6	The Company has not:

(a)	held or beneficially own, or has agreed to acquire, any securities of any corporation; or

(b)	is or has agreed to become a member of any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations); or

(c)	has, outside its country of incorporation, any branch or permanent establishment; or

(d)	has allotted or issued any securities that are convertible into shares.

2.7	The Company has not at any time:

(a)	purchased, redeemed or repaid any of its own share capital;

or

(b)	given any financial assistance in contravention of section 151 of the Companies Act 1985.

2.8	All dividends or distributions declared, made or paid by the Company have been declared, made or paid in accordance with its memorandum, articles of association, the applicable provisions of the Companies Acts and any agreements or arrangements made with any third party regulating the payment of dividends and distributions.

3.	CONSTITUTIONAL AND CORPORATE DOCUMENTS

3.1	The copies of the memorandum and articles of association or other constitutional and corporate documents of the Company disclosed to the Buyer or its advisers are true, accurate and complete in all respects and copies of all the resolutions and agreements required to be annexed to or incorporated in those documents by the law applicable are annexed or incorporated.

3.2	All statutory books and registers of the Company have been properly kept and no notice or allegation that any of them is incorrect or should be rectified has been received.

3.3	All returns, particulars, resolutions and other documents which the Company is required by law to file with or deliver to any authority in any jurisdiction (including, in particular, the Registrar of Companies in England and Wales) has been correctly made up and filed or, as the case may be, delivered.

4.	INFORMATION

4.1	All information contained in the Disclosure Letter and written information provided by the Sellers and their advisers to the Buyer and its advisers in the course of negotiations is complete, accurate and not misleading.

4.2	The particulars relating to the Company in this agreement are accurate and not misleading.

4.3	There is no information that has not been Disclosed which, if Disclosed, might reasonably affect the willingness of the Buyer to buy the Sale Shares on the terms of this agreement.

5.	COMPLIANCE WITH LAWS

The Company has at all times conducted its business in accordance with all applicable laws and regulations.

6.	LICENCES AND CONSENTS

6.1	The Company has all necessary licences, consents, permits and authorities necessary to carry on its business in the places and in the manner in which its business is now carried on, all of which are valid and subsisting.

6.2	There is no reason why any of those licences, consents, permits and authorities should be suspended, cancelled, revoked or not renewed on the same terms.

7.	INSURANCE

7.1	The insurance policies maintained by or on behalf of the Company provide full indemnity cover against all losses and liabilities including business interruption and other risks that are normally insured against by a person carrying on the same type of business as the Company.

7.2	The particulars of those policies set out in the Disclosure Letter are accurate and not misleading.

7.3	There are no material outstanding claims under, or in respect of the validity of, any of those policies and so far as the Sellers are aware, there are no circumstances likely to give rise to any claim under any of those policies.

7.4	All the insurance policies are in full force and effect, are not void or voidable, nothing has been done or not done which could make any of them void or voidable and Completion will not terminate, or entitle any insurer to terminate, any such policy.

8.	POWER OF ATTORNEY

8.1	There are no powers of attorney in force given by the Company.

8.2	No person, as agent or otherwise, is entitled or authorised to bind or commit the Company to any obligation not in the ordinary course of the Company’s business.

8.3	The Disclosure Letter sets out details of all persons who have authority to bind the Company in the ordinary course of business.

9.	DISPUTES AND INVESTIGATIONS

9.1	Neither the Company or any person for whom the Company is vicariously liable:

(a)	is engaged in any litigation, administrative, mediation or arbitration proceedings or other proceedings or hearings before any statutory or governmental body, department, board or agency (except for debt collection in the normal course of business); or

(b)	is the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body.

9.2	No director of the Company is, to the extent that it relates to the business of the Company, engaged in or subject to any of the matters mentioned in paragraph 9.1 of Schedule 4.

9.3	No such proceedings, investigation or inquiry as are mentioned in paragraph 9.1 or paragraph 9.2 of Schedule 4 have been threatened or are pending and there are no circumstances likely to give rise to any such proceedings.

9.4	The Company is not affected by any existing or pending judgments or rulings and have not given any undertakings arising from legal proceedings to a court, governmental agency, regulator or third party.

10.	CUSTOMERS AND SUPPLIERS

10.1	In the 12 months ending with the date of this agreement the business of the Company has not been materially affected in an adverse manner as a result of any one or more of the following things happening to the Company:

(a)	the loss of any of its customers or suppliers; or

(b)	a reduction in trade with its customers or in the extent to which it is supplied by any of its suppliers; or

(c)	a change in the terms on which it trades with or is supplied by any of its customers or suppliers.

10.2	No one or more of the things mentioned in paragraph 10.1 of Schedule 4 is likely to happen to the extent that the business of the Company will be materially affected in an adverse manner.

11.	CONTRACTS

11.1	The definition in this paragraph applies in this agreement.

Material Contract: an agreement or arrangement to which the Company is a party or is bound by and which is of material importance to the business, profits or assets of the Company.

11.2	Except for the agreements and arrangements Disclosed, the Company is not a party to or subject to any agreement or arrangement which:

(a)	is a Material Contract; or

(b)	is of an unusual or exceptional nature; or

(c)	is not in the ordinary and usual course of business of the Company; or

(d)	may be terminated as a result of any Change of Control of the Company; or

(e)	restricts the freedom of the Company to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit; or

(f)	involves agency or distributorship; or

(g)	involves partnership, joint venture, consortium, joint development, shareholders or similar arrangements; or

(h)	is incapable of complete performance in accordance with its terms within six months after the date on which it was entered into; or

(i)	cannot be readily fulfilled or performed by the Company on time and without undue or unusual expenditure of money and effort; or

(j)	requires the Company to pay any commission, finders’ fee, royalty or the like; or

(k)	is for the supply of goods and/or services by or to the Company on terms under which retrospective or future discounts, price reductions or other financial incentives are given; or

(l)	is not on arm’s length terms.

11.3	Each Material Contract is in full force and effect and binding on the parties to it. The Company has not defaulted under or breached a Material Contract and:

(a)	no other party to a Material Contract has defaulted under or breached such a contract; and

(b)	no such default or breach by the Company, or any other party is likely or has been threatened.

11.4	No notice of termination of a Material Contract has been received or served by the Company and there are no grounds for determination, rescission, avoidance, repudiation or a material change in the terms of any such contract.

12.	TRANSACTIONS WITH SELLERS

12.1	There is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between the Company and any of the following, and any of the following:

(a)	any of the Sellers or any person Connected with any of the Sellers; or

(b)	any director of a member of the Company or any person connected with such a member or director.

12.2	None of the Sellers, nor any person Connected with any of the Sellers, is entitled to a claim of any nature against the Company or has assigned to any person the benefit of a claim against the Company to which the Sellers or a person Connected with the Sellers would otherwise be entitled.

13.	FINANCE AND GUARANTEES

13.1	Full particulars of all money borrowed by the Company (including full particulars of the terms on which such money has been borrowed) have been Disclosed.

13.2	No guarantee, mortgage, charge, pledge, lien, assignment or other security agreement or arrangement has been given by or entered into by the Company or any third party in respect of borrowings or other obligations of the Company.

13.3	The total amount borrowed by the Company does not exceed any limitations on the borrowing powers contained:

(a)	in the memorandum and articles of association of the Company; or

(b)	in any debenture or other deed or document binding on the Company

13.4	The Company has no outstanding loan capital, or has lent any money that has not been repaid, and there are no debts owing to the Company other than debts that have arisen in the normal course of business.

13.5	Neither the Company has:

(a)	factored any of its debts or discounted any of its debts or engaged in financing of a type which would not need to be shown or reflected in the Accounts; or

(b)	waived any right of set-off it may have against any third party.

13.6	All debts (less any provision for bad and doubtful debts) owing to the Company reflected in the Accounts and all debts subsequently recorded in the books of the Company have either prior to the date of this agreement been realised or will, within three months after the date of this agreement, realise in cash their full amount as included in those Accounts or books and none of those debts nor any part of them has been outstanding for more than two months from its due date for payment.

13.7	No indebtedness of the Company is due and payable and no security over any of the assets of the Company is now enforceable, whether by virtue of the stated maturity date of the indebtedness having been reached or otherwise. The Company has received no notice whose terms have not been fully complied with and/or carried out from any creditor requiring any payment to be made and/or intimating the enforcement of any security which it may hold over the assets of the Company.

13.8	The Company has not given or entered into any guarantee, mortgage, charge, pledge, lien, assignment or other security agreement or arrangement or is responsible for the indebtedness, or for the default in the performance of any obligation, of any other person.

13.9	The Company is not subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any government department or other body.

13.10	Particulars of the balances of all the bank accounts of the Company, showing the position as at the day immediately preceding the date of this agreement, have been Disclosed and the Company has no other bank accounts. Since those particulars were given, there have been no payments out of those accounts other than routine payments in the ordinary course of business.

13.11	Having regard to the existing banking and other facilities available to it, the Company has sufficient working capital for the purposes of:

(a)	continuing to carry on its business in its present form and at its present level of turnover for the next 12 months; and

(b)	executing, carrying out and fulfilling in accordance with their respective terms all orders, projects and contractual obligations which have been placed with or undertaken by the Company.

13.12	A Change of Control of the Company will not result in:

(a)	the termination of or material effect on any financial agreement or arrangement to which the Company,, is a party or subject; or

(b)	any indebtedness of the Company becoming due, or capable of being declared due and payable, prior to its stated maturity.

14.	ASSETS

14.1	The Company is the full legal and beneficial owner of, and has good and marketable title to, all the assets included in the Accounts, and any assets acquired since the Accounts Date and all other assets used by the Company, except for those disposed of since the Accounts Date in the normal course of business.

14.2	None of the assets shown in the Accounts or acquired by the Company since the Accounts Date or used by the Company is the subject of any lease, lease hire agreement, hire purchase agreement or agreement for payment on deferred terms or is the subject of any licence or factoring arrangement.

14.3	The Company is in possession and control of all the assets included in the Accounts or acquired since the Accounts Date and all other assets used by the Company except for those Disclosed as being in the possession of a third party in the normal course of business.

14.4	None of the assets, undertaking or goodwill of the Company is subject to an Encumbrance, or to any agreement or commitment to create an Encumbrance, and no person has claimed to be entitled to create such an Encumbrance.

14.5	The assets of the Company comprise all the assets necessary for the continuation of the relevant company’s business in the manner in which such business has been carried on as at the Accounts Date and as at Completion.

15.	DATA PROTECTION

15.1	The Company has notified registrable particulars under the Data Protection Act 1998 of all personal data held by them and:

(a)	have renewed such notifications and have notified any changes occurring in between such notifications as required by that Act;

(b)	have paid all fees payable in respect of such notifications;

(c)	the contents of such notifications (copies of which are attached to the Disclosure Letter) are complete and accurate; and

(d)	there has been no unauthorised disclosure of personal data outside the terms of such notifications.

15.2	No personal data have been transferred outside the European Economic Area.

15.3	The Company has:

(a)	complied in all respects with the Data Protection Act 1984 and the Data Protection Act 1998 including in relation to any manual data in respect of which the transitional exemptions under Schedule 8 of the Data Protection Act 1998 have now expired);

(b)	satisfied any requests for access to personal data subject to paragraph 15.3(a) of Schedule 4;

(c)	established the procedures necessary to ensure continued compliance with such legislation; and

(d)	complied with the requirements of the seventh principle of the Data Protection Act 1998 in respect of any processing of data carried out by a data processor on behalf of the Company, including by entering into a written contract with the data processor confirming that the data processor will only act on the instructions of the Company, and requiring the data processor to comply with obligations relating to security measures equivalent to those imposed on the Company by the seventh principle as mentioned above.

15.4	The Company has not received any:

(a)	notice or complaint under the Data Protection Act 1998 alleging non-compliance with the Act (including any information or enforcement notice, or any transfer prohibition notice); or

(b)	claim for compensation for loss or unauthorised disclosure of data; or

(c)	notification of an application for rectification or erasure of personal data,

and neither the Company is aware of any circumstances which may give rise to the giving of any such notice or the making of any such notification.

15.5	The Company has complied with their obligations under the Privacy and Electronic Communications (EC Directive) Regulations 2003 in respect of the use of electronic communications (including e-mail, text messaging, fax machines, automated calling systems and non-automated telephone calls) for direct marketing purposes.

16.	EMPLOYMENT

16.1	The definitions in this paragraph apply in this agreement.

Employment Legislation: legislation applying in England and Wales affecting contractual and other relations between employers and their employees or workers including, but not limited to, any legislation and any amendment, extension or re-enactment of such legislation and any claim arising under European treaty provisions or directives enforceable against the Company by any Employee or Worker.

Employee: any person employed by the Company under a contract of employment.

Worker: any person who personally performs work for the Company but who is not in business on their own account or in a client/customer relationship.

16.2	The name of each person who is a Director is set out in Schedule 2.

16.3	The Disclosure Letter includes anonymised details of all Employees and Workers of the Company, the particulars of each Employee and Worker and the principal terms of their contract including:

(a)	the Company which employs or engages them;

(b)	their remuneration (including any benefits and privileges provided or which the Company is bound to provide to them or their dependants, whether now or in the future);

(c)	the commencement date of each contract and, if an Employee, the date on which their continuous service began;

(d)	the length of notice necessary to terminate each contract or, if a fixed term, the expiry date of the fixed term and details of any previous renewals;

(e)	the type of contract (whether full or part-time or other);

(f)	their date of birth;

(g)	any country in which the Employee or Worker works or performs services and/or is paid, if the Employee or Worker works or is paid outside England and Wales; and

(h)	the law governing the contract, if the Employee or Worker works or is paid outside England and Wales.

16.4	The Disclosure Letter includes anonymised details of all persons who are not Workers and who are providing services to the Company or any of the Subsidiaries under an agreement which is not a contract of employment with the Company or the relevant Subsidiary (including, in particular, where the individual acts as a consultant or is on secondment from a employer which is not a member of the Company’s Group) and the particulars of the terms on which the individual provides services, including:

(a)	the company which engages them;

(b)	the remuneration of each individual (including any benefits and privileges provided or which the Company or any of the Subsidiaries is bound to provide) to them or their dependants, whether now or in the future; and

(c)	the length of notice necessary to terminate each agreement or, if at fixed term, the expiry date of the fixed term and details of any previous renewals;

(d)	any country in which the individual provides services, if the individual provides services wholly or mainly outside England and Wales; and

(e)	the law governing the agreement, if the individual provides services wholly or mainly outside England and Wales.

16.5	The Disclosure Letter includes anonymised details of all Employees and Workers of the Company who are on secondment, maternity, paternity, adoption or other leave or who are absent due to ill-health or for any other reason.

16.6	No notice to terminate the contract of employment of any Employee or Worker of the Company (whether given by the relevant employer or by the Employee or Worker) is pending, outstanding or threatened and no dispute under any Employment Legislation or otherwise is outstanding between:

(a)	the Company and any of its or their current or former Employees relating to their employment, its termination and any reference given by the Company or any Subsidiary regarding them; or

(b)	the Company and any of its current or former Workers relating to their contract, its termination and any reference given by the Company or any Subsidiary regarding them.

16.7	No questionnaire has been served on the Company or any of the Subsidiaries by an Employee or Worker under any Employment Legislation which remains unanswered in full or in part.

16.8	Every Employee or Worker of the Company who requires a work permit or other permission to work in the United Kingdom has a current and appropriate work permit or other permission and all other necessary permissions to remain in the United Kingdom.

16.9	No offer of employment or engagement has been made by the Company that has not yet been accepted, or which has been accepted but where the employment or engagement has not yet started.

16.10	The acquisition of the Sale Shares by the Buyer and compliance with the terms of this agreement will not entitle any Directors, officers or [senior] Employees of the Company to terminate their employment or receive any payment or other benefit.

16.11	All contracts between the Company and its or their Employees and Workers are terminable at any time on not more than three months’ notice without compensation (other than for unfair dismissal or a statutory redundancy payment) or any liability on the part of the Company other than wages, commission or pension.

16.12	All contracts between the Company and their Directors, Employees or Workers comply with any relevant requirements of section 188 of the Companies Act 2006.

16.13	The Company is not a party to, bound by or proposing to introduce in respect of any of its Directors or Employees any redundancy payment scheme in addition to statutory redundancy pay, and there is no agreed procedure for redundancy selection.

16.14	The Company is a not party to, bound by or proposing to introduce in respect of any of its Directors, Employees or Workers any share option, profit sharing, bonus, commission or any other scheme relating to the profit or sales of the Company or any of the Subsidiaries.

16.15	The Company has not incurred any actual or contingent liability in connection with any termination of employment of its Employees (including redundancy payments) or for failure to comply with any order for the reinstatement or re-engagement of any Employee.

16.16	The Company has not incurred any liability for failure to provide information or to consult with Employees under any Employment Legislation.

16.17	The Company has not made or agreed to make a payment or provided or agreed to provide a benefit to a present or former Director or officer, Employee or Worker or to their dependants in connection with the actual or proposed termination or suspension of employment or variation of an employment contract.

16.18	The Company is not involved in any material industrial or trade dispute or negotiation regarding a claim with any trade union, group or organisation of employees or their representatives representing Employees or Workers and there is nothing likely to give rise to such a dispute or claim.

16.19	No subject access requests made to the Company pursuant to the Data Protection Act 1998 by Employees or Workers are outstanding and the Company has complied with the provisions of the Data Protection Act 1998 in respect of all personal data held or processed by them relating to their Employees, Workers, and former Employees and Workers.

16.20	The Company has not in the last 12 months altered and they shall not alter (whether to take effect prior to, on or after the Completion Date) any of the terms of employment or engagement of any of the Employees or Workers (without the prior written consent of the Buyer).

16.21	The Company has not or will not transfer or agree to transfer any Employee or Worker from working for the Company or any Subsidiary, induce any Employee or Worker to resign their employment with the Company or any Subsidiary without the prior written consent of the Buyer.

16.22	There are no sums owing to or from any Employee or Worker other than reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year.

16.23	Neither the Company nor any Subsidiary has offered, promised or agreed to any future variation in the contract of any Employee or Worker

16.24	The Disclosure Letter includes true, complete and accurate:

(a)	anonymised copies of all contracts, handbooks, policies and other documents which apply to any of the Employees and Workers;

(b)	copies of all agreements or arrangements with any trade union, employee representative or body of employees or their representatives (whether binding or not) and details of any such unwritten agreements or arrangements which may affect any Employee or Worker

16.25	In respect of each Employee and Worker, the Company and the Subsidiaries have:

(a)	performed all obligations and duties they are required to perform (and settled all outstanding claims), whether or not legally binding and whether arising under contract, statute, at common law or in equity or under any treaties including the EC Treaty or laws of the European Community or otherwise;

(b)	complied with the terms of any relevant agreement or arrangement with any trade union, employee representative or body of employees or their representatives (whether binding or not);

(c)	maintained adequate, suitable and up to date records.

16.26	Part 7 of the Income Tax (Earnings and Pensions) Act 2003 does not apply to any shares in the Company.

17.	PROPERTY

17.1	The definitions in this paragraph apply in this agreement.

Lease: the property rental agreements under which the Property is held.

Property: 45A Church Street, Weybridge KT13 8DG

Previously-owned Land and Buildings: land and buildings that have, at any time before the date of this agreement, been owned (under whatever tenure) and/or occupied and/or used by the Company , but which are either no longer owned, occupied or used by the Company, or are owned, occupied or used by one of them but pursuant to a different lease, licence, transfer or conveyance.

17.2	The particulars of the Property set out above are true, complete and accurate.

17.3	The Property is the only land and buildings owned, used or occupied by the Company.

17.4	The Company has no right of ownership, right of use, option, right of first refusal or contractual obligation to purchase, or any other legal or equitable right, estate or interest in, or affecting, any land or buildings other than the Property.

17.5	The Company, has no actual or contingent liability in respect of Previously-owned Land and Buildings.

17.6	The Company has not given any guarantee or indemnity for any liability relating to the Property, any Previously-owned Land and Buildings or any other land or buildings.

17.7	All written replies given by or on behalf of the Sellers or the Company in response to any written enquiries raised by or on behalf of the Buyer in relation to the Property were complete and accurate at the date they were given, and would still be complete and accurate if the replies were instead being given on the Completion Date.

17.8	The Company, is in possession and actual occupation of the Property on an exclusive basis, and no right of occupation or enjoyment has been acquired or is in the course of being acquired by any third party, and the Company has not granted, or agreed to grant, any right of occupation or enjoyment in respect of the Property to any third party.

In relation to the Lease, the landlord and each lessee, tenant, licensee or occupier has observed and performed in all material respects all covenants, restrictions, stipulations and other encumbrances and there has not been (expressly or impliedly) any waiver of or acquiescence to any breach of them.

17.9	In relation to the Lease, all principal rent and additional rent and all other sums payable by each lessee, tenant, licensee or occupier under the Lease (Lease Sums) have been paid as and when they became due and no Lease Sums have been:

(a)	set off or withheld; or

(b)	commuted, waived or paid in advance of the due date for payment.

17.10	The Property is not subject to the payment of any outgoings other than non-domestic local business rates and water and sewerage charges (and in the case of the Leasehold Properties, principal rent, insurance premiums and service charges) and all outgoings have been paid when due and none is disputed.

18.	ACCOUNTS

18.1	The Accounts have been and the Completion Accounts will be prepared in accordance with the Companies Acts and with accounting standards, policies, principles and practices generally accepted in the UK and in accordance with the law of that jurisdiction.

18.2	The Accounts have been confirmed by a firm of accountants qualified to act as auditors in the UK.

18.3	The Accounts do (and the Completion Accounts will):

(a)	make proper and adequate provision or reserve for all bad and doubtful debts, obsolete or slow-moving stocks and for depreciation on fixed assets;

(b)	not overstate the value of current or fixed assets; and

(c)	not understate any liabilities (whether actual or contingent).

18.4	The Accounts show (and the Completion Accounts will show) a true and fair view of the state of affairs of the Company as at the date to which they are made and of the profit and loss of the Company for the financial period ended on that date.

18.5	The Accounts contain (and the Completion Accounts will contain) either provision adequate to cover, or full particulars in notes of, all Taxation (including deferred Taxation) and other liabilities (whether quantified, contingent, disputed or otherwise) of the Company as at the date to which they are made.

18.6	The Accounts are not (and the Completion Accounts will not be) affected by any unusual or non-recurring items or any other factor that would make the financial position and results shown by such Accounts unusual or misleading in any material respect.

18.7	The Accounts have been (and the Completion Accounts will be) prepared on a basis consistent with the audited accounts of, the Company for the two prior accounting periods without any change in accounting policies used.

18.8	The Completion Accounts will be prepared on a basis consistent with that employed in preparing the Accounts and fairly represent the assets and liabilities and the profits and losses of the Company as at and to the date for which they are prepared.

19.	FINANCIAL AND OTHER RECORDS-

19.1	All financial and other records of the Company:

(a)	have been properly prepared and maintained;

(b)	constitute an accurate record of all matters required by law to appear in them;

(c)	do not contain any material inaccuracies or discrepancies; and

19.2	No notice has been received or allegation made that any of those records are incorrect or should be rectified.

19.3	All statutory records, including accounting records, required to be kept or filed by the Company have been properly kept or filed and comply with the requirements of the Companies Acts.

19.4	All deeds and documents belonging to the Company are in the possession of the Company.

20.	CHANGES SINCE ACCOUNTS DATE

Since the Accounts Date:

(a)	the Company has conducted its business in the normal course and as a going concern;

(b)	there has been no material adverse change in the turnover, financial position or prospects of the Company;

(c)	The Company has not issued or agreed to issue any share or loan capital;

(d)	no dividend or other distribution of profits or assets has been, or agreed to be, declared, made or paid by the Company;

(e)	The Company has not borrowed or raised any money or taken any form of financial security and no capital expenditure has been incurred on any individual item by the Company and the Company has not acquired, invested or disposed of (or agreed to acquire, invest or dispose of) any individual item by the Company;

(f)	no shareholder resolutions of the Company has been passed other than as routine business at the annual general meeting.

21.	EFFECT OF SALE ON SALE SHARES

Neither the acquisition of the Sale Shares by the Buyer nor compliance with the terms of this agreement will:

(a)	cause the Company to lose the benefit of any right or privilege it presently enjoys; or

(b)	relieve any person of any obligation to the Company (whether contractual or otherwise), or enable any person to determine any such obligation or any right or benefit enjoyed by the Company, or to exercise any right in respect of the Company; or

(c)	give rise to, or cause to become exercisable, any right of pre-emption over the Sale Shares; or

(d)	entitle any person to receive from the Company any finder’s fee, brokerage or other commission in connection with the purchase of the Sale Shares by the Buyer; or

(e)	result in any customer or supplier being entitled to cease dealing with the Company or to reduce substantially its existing level of business or to change the terms on which it deals with the Company; or

(f)	so far as the Sellers are aware, result in any officer or senior Employee leaving the Company; or

(g)	result in a breach of contract, law, regulation, order, judgment, injunction, undertaking, decree or other like imposition; or

(h)	result in the loss or impairment of or any default under any licence, authorisation or consent required by the Company for the purposes of its business; or

(i)	result in the creation, imposition, crystallisation or enforcement of any Encumbrance on any of the assets of the Company; or

(j)	result in any present or future indebtedness of the Company becoming due and payable, or capable of being declared due and payable, prior to its stated maturity date or in any financial facility of the Company being withdrawn; or

(k)	entitle any person to acquire, or affect the entitlement of any person to acquire shares in the Company.

22.	RETIREMENT BENEFITS

22.1	There is no arrangement under which the Company has or may have any obligation (whether or not legally binding) to provide or contribute towards pension, lump sum, death, ill-health, disability or accident benefits in respect of its past or present officers and employees (Pensionable Employees) and no proposal or announcement has been made to any Employee or officer of the Company about the introduction, continuance, increase or improvement of, or the payment of a contribution towards, any other pension, lump sum, death, ill-health, disability or accident benefit.

Schedule 5 Tax covenant

1.	INTERPRETATION

1.1	The definitions and rules of interpretation in this paragraph apply in this Tax Covenant.

Buyer’s Relief: means:

(a)	any Accounts Relief (as defined in paragraph l.l(a) of the definition of Liability for Taxation) or Repayment Relief (as defined in paragraph 1.l(b) of the definition of Liability for Taxation);

(b)	any Post Completion Relief of the Company (as defined in paragraph l.l(c) of the definition of Liability for Taxation); and

(c)	any Relief, whenever arising, of the Buyer or any member of the Buyer’s Tax Group other than the Company.

Buyer’s Tax Group: the Buyer and any other company or companies which either are or become after Completion, or have within the seven years ending at Completion, been treated as members of the same group as, or otherwise connected or associated in any way with, the Buyer for any Tax purpose.

Event: includes (without limitation) the expiry of a period of time, the Company becoming or ceasing to be associated with any other person for any Tax purpose or ceasing to be or becoming resident in any country for any Tax purpose, the death or the winding up or dissolution of any person, and any transaction (including the execution and completion of all provisions of this agreement), event, act or omission whatsoever, and any reference to an Event occurring on or before a particular date shall include Events which, for Tax purposes, are deemed to have, or are treated or regarded as having, occurred on or before that date.

Liability for Taxation: any liability of the Company to make a payment of or in respect of Tax, whether or not the same is primarily payable by the Company and whether or not the Company has or may have any right of reimbursement against any other person or persons and also includes:

(a)	the Loss of any Relief (Accounts Relief) where such Relief has been taken into account in computing and so reducing or eliminating any provision for deferred Tax which appears in the Completion Accounts (or which, but for such Relief, would have appeared in the Completion Accounts) or where such Relief was treated as an asset of the Company in the Completion Accounts or was taken into account in computing any deferred Tax asset which appears in the Completion Accounts (Loss of an Accounts Relief), in which case the amount of the Liability for Taxation shall be the amount of Tax which would (on the basis of Tax rates current at the date of such Loss) have been saved but for such Loss, assuming for this purpose that the Company had sufficient profits or was otherwise in a position to use the Relief;

(b)	the Loss of any right to repayment of Tax (including any repayment supplement) (Repayment Relief) which was treated as an asset in the Completion Accounts (Loss of a Repayment Relief), in which case the amount of the Liability for Taxation shall be the amount of the Loss of the right to repayment and any related repayment supplement;

(c)	the set off or use against income, profits or gains earned, accrued or received or against any Tax chargeable in respect of an Event occurring on or before Completion of any Relief (Post Completion Relief) or right to repayment of Tax (including any repayment supplement) which is not available before Completion, but arises after Completion in circumstances where, but for such set off or use, the Company would have had a liability to make a payment of or in respect of Tax for which the Buyer would have been able to make a claim against the Sellers under this Tax Covenant (Loss of a Post-Completion Relief), in which case the amount of the Liability for Taxation shall be the amount of Tax saved by the Company as a result of such set off or use; and

(d)	any liability of the Company to make a payment pursuant to an indemnity, guarantee or covenant entered into before Completion under which the Company has agreed to meet or pay a sum equivalent to or by reference to another person’s Tax liability, in which case the Liability for Taxation shall be equal to the amount of the liability.

Loss: any reduction, modification, loss, counteraction, nullification, utilisation, disallowance or clawback for whatever reason.

Relief: includes any loss, relief, allowance, credit, exemption or set off in respect of Tax or any deduction in computing income, profits or gains for the purposes of Tax and any right to a repayment of Tax.

Saving: the reduction or elimination of any liability of the Company to make an actual payment of corporation tax in respect of which the Sellers would not have been liable under paragraph 2, by the use of any Relief arising wholly as a result of a Liability for Taxation in respect of which the Sellers have made a payment under paragraph 2 of this Tax Covenant.

Tax: all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether of the UK or any other jurisdiction, and any penalty, fine, surcharge, interest, charges or costs relating thereto, and Taxation shall have the same meaning.

Tax Claim: any assessment (including self-assessment), notice, demand, letter or other document issued or action taken by or on behalf of any Taxation Authority from which it appears that the Buyer, the Company is or may be subject to a Liability for Taxation or other liability in respect of which the Sellers are or may be liable under this Tax Covenant.

Taxation Authority: HM Revenue & Customs, the Inland Revenue, HM Customs & Excise, the Department of Social Security and any other governmental or other authority whatsoever competent to impose any Tax, whether in the United Kingdom or elsewhere.

Taxation Statute: any directive, statute, enactment, law or regulation wheresoever enacted or issued, coming into force or entered into providing for or imposing any Tax and including orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same.

1.2	References to gross receipts, income, profits or gains earned, accrued or received shall include any gross receipts, income, profits or gains deemed pursuant to the relevant Taxation Statute to have been or treated or regarded as earned, accrued or received.

1.3	References to a repayment of Tax shall include any repayment supplement or interest in respect of it.

1.4	Any reference to something occurring in the ordinary course of business shall, without prejudice to the generality thereof, be deemed not to include:

(a)	anything which involves, or leads directly or indirectly to, any liability of the Company to Tax that is the primary liability of, or properly attributable to, or due from another person (other than a member of the Buyer’s Tax Group), or is the liability of the Company only because some other person, other than a member of the Buyer’s Tax Group, has failed to pay it or is the liability of the Company because it has elected to be regarded as taxable or liable or to be regarded as having made a disposal; or

(b)	anything which relates to or involves the acquisition or disposal of an asset or the supply of services (including the lending of money, or the hiring or licensing of tangible or intangible properly) in a transaction which is not entered into on arm’s length terms; or

(c)	anything which relates to a transaction or arrangement which includes, or a series of transactions or arrangements which include, any step or steps having no commercial or business purpose apart from the reduction, avoidance or deferral of a Liability for Taxation; or

(d)	anything which gives rise to a Liability for Taxation on deemed (as opposed to actual) profits or to the extent that it gives rise to a Liability for Taxation on an amount of profits greater than the difference between the sale proceeds of an asset and the amount attributable to that asset in the Accounts or, in the case of an asset acquired since the Accounts Date, the cost of that asset; or

(e)	anything which involves, or leads directly or indirectly to, a change of residence of the Company for Tax purposes.

1.5	Unless the contrary intention appears, words and expressions defined in this agreement have the same meaning in this Tax Covenant and any provisions in this agreement concerning matters of construction or interpretation also apply in this Tax Covenant.

2.	COVENANT

2.1	The Sellers covenant with the Buyer that, subject to the provisions of this Tax Covenant, the Sellers shall be jointly and severally liable to pay to the Buyer by way of repayment of the Purchase Price for the Sale Shares, to the extent possible but not so as to limit me amount payable where not wholly possible, an amount equal to any:

(a)	Liability for Taxation resulting from or by reference to any Event occurring on or before Completion or in respect of any gross receipts, income, profits or gains earned, accrued or received by the Company on or before Completion;

(b)	Liability for Taxation which arises solely as a result of the relationship for Tax purposes of the Company with any person other than a member of the Buyer’s Tax Group whensoever arising;

(c)	any Liability for Taxation falling within paragraph 1.1(a) to paragraph l.l(d) of the definition of Liability for Taxation;

(d)	any Liability for Taxation which is a liability for inheritance tax which:

(i)	arises as a result of a transfer of value occurring or being deemed to occur on or before Completion (whether or not in conjunction with the death of any person whensoever occurring); or

(ii)	has given rise at Completion to a charge on any of the Sale Shares or assets of the Company; or

(iii)	gives rise after Completion to a charge on any of the Sale Shares in or assets of the Company as a result of the death of any person within seven years of a transfer of value which occurred before Completion; and

(e)	costs and expenses referred to in paragraph 10.

2.2	For the purposes of this Tax Covenant, in determining whether a charge on the shares in or assets of the Company arises at any time or whether there is a liability for inheritance tax, the fact that any Tax may be paid in instalments shall be disregarded and such Tax shall be treated for the purposes of this Tax Covenant as becoming due or to have become due and a charge as arising or having arisen on the date of the transfer of value or other date or Event on or in respect of which it becomes payable or arises.

2.3	The provisions of section 213 of IHTA 1984 (refund by instalments) shall be deemed not to apply to any liability for inheritance tax falling within this paragraph 2.

3.	PAYMENT DATE AND INTEREST

3.1	Where the Sellers are liable to make any payment under paragraph 2 (including any payment pursuant to paragraph 2.1(e)), the due date for the making of that payment (Due Date) shall be the earlier of the date falling seven days after the Buyer has served a notice on the Sellers demanding that payment and in a case:

(a)	that involves an actual payment of Tax by the Company (including any payment pursuant to paragraph 2.1(e)), the date on which the Tax in question would have had to have been paid to the relevant Taxation Authority in order to prevent a liability to interest or a fine, surcharge or penalty from arising in respect of the Liability for Taxation in question; or

(b)	that falls within paragraph 1.1(a) of the definition of Liability for Taxation, the last date on which the Tax is or would have been required to be paid to the relevant Taxation Authority in respect of the period in which the Loss of the Relief occurs (assuming for this purpose that the Company had sufficient profits or was otherwise in a position to use the Relief); or

(c)	that falls within paragraph 1.1(b) of the definition of Liability for Taxation, the date on which the repayment was due from the relevant Taxation Authority; or

(d)	that falls within paragraph 1. 1(c) of the definition of Liability for Taxation, the date on which the Tax saved by the Company is or would have been required to be paid to the relevant Taxation Authority; or

(e)	that falls within paragraph 1.1(d) of the definition of Liability for Taxation not later than the fifth day before the day on which the Company is due to make the payment or repayment.

3.2	Any dispute as to the amount specified in any notice served on the Sellers under paragraph 3.1(b) to paragraph 3.1(e) shall be determined by the auditors of the Company for the time being, acting as experts and not as arbitrators (the costs of that determination being shared equally by the Sellers and the Buyer).

3.3	If any sums required to be paid by the Sellers under this Tax Covenant are not paid on the Due Date then, except to the extent that the Sellers, liability under paragraph 2 compensates the Buyer for the late payment by virtue of it extending to interest and penalties, such sums shall bear interest (which shall accrue from day to day after as well as before any judgment for the same) at the rate of 2% per annum over the base rate from time to time of Barclays Bank plc or (in the absence thereof) at such similar rate as the Buyer selects from the day following the Due Date up to and including the day of actual payment of such sums, such interest to be compounded quarterly.

4.	EXCLUSIONS

4.1	The covenant contained in paragraph 2 shall not cover any Liability for Taxation to the extent that:

(a)	a provision or reserve in respect thereof is made in the Completion Accounts; or

(b)	it arises as a result of a transaction in the ordinary course of business of the Company between the Completion Accounts Date and Completion and is not an interest or penalty, surcharge or fine in connection with Tax; or

(c)	it arises or is increased as a result only of any change in the law of Tax announced and coming into force after Completion (whether relating to rates of Tax or otherwise) or the withdrawal of any extra-statutory concession previously made by a Taxation Authority (whether or not the change purports to be effective retrospectively in whole or in part); or

(d)	it would not have arisen but for a change after Completion in the accounting bases on which the Company values its assets (other than a change made in order to comply with UK GAAP); or

(e)	the Buyer is compensated for any such matter under any other provision of this agreement; or

(f)	it would not have arisen but for a voluntary act or transaction carried out by the Buyer, the Company after Completion, being an act which:

(i)	is not in the ordinary course of business; or

(ii)	could reasonably have been avoided; or

(iii)	the Company was not legally committed to do under a commitment that existed on or before Completion; or

(iv)	the Buyer was aware would give rise to the Liability for Taxation in question.

5.	SAVINGS

If (at the Sellers’ request and expense) the auditors for the time being of the Company that the Company has obtained a Saving, the Buyer shall, as soon as reasonably practicable thereafter, repay to the Sellers the lesser of:

(a)	the amount of the Saving (as determined by the auditors) less any costs incurred by the Buyer, the Company; and

(b)	the amount paid by the Sellers under paragraph 2 in respect of the Liability for Taxation which gave rise to the Saving less any part of that amount previously repaid to the Sellers under any provision of this Tax Covenant or otherwise.

6.	RECOVERY FROM THIRD PARTIES

6.1	Where the Sellers have paid an amount in full discharge of a liability under paragraph 2 in respect of any Liability for Taxation and the Buyer, the Company is or becomes entitled to recover from some other person (not being the Buyer, the Company or any other company within the Buyer’s Tax Group), any amount in respect of such Liability for Taxation, the Buyer shall or shall procure that the Company shall:

(a)	notify the Sellers of its entitlement as soon as reasonably practicable; and

(b)	if required by the Sellers and, subject to the Buyer, the Company being indemnified by the Sellers against any Tax that may be suffered on receipt of that amount and any costs and expenses incurred in recovering that amount, take or procure that the Company takes all reasonable steps to enforce that recovery against the person in question (keeping the Sellers fully informed of the progress of any action taken), provided that the Buyer shall not be required to take any action pursuant to this paragraph 6.1 (other than an action against:

(i)	a Taxation Authority; or

(ii)	a person who has given Tax advice to the Company on or before Completion),

which, in the Buyer’s reasonable opinion, is likely to harm its, the Company’s commercial relationship (potential or actual) with that or any other person.

6.2	If the Buyer, the Company recovers any amount referred to in paragraph 6.1, the Buyer shall account to the Sellers for the lesser of:

(a)	any amount recovered (including any related interest or related repayment supplement) less any Tax suffered in respect of that amount and any costs and expenses incurred in recovering that amount (save to the extent that amount has already been made good by the Sellers under paragraph 6.1(b)); and

(b)	the amount paid by the Sellers under paragraph 2 in respect of the Liability for Taxation in question.

7.	CORPORATION TAX RETURNS

7.1	The Sellers or their duly authorised agent shall, at the Sellers’ cost and expense, prepare the corporation tax returns and computations of the Company for all accounting periods ended on or before the Accounts Date, to the extent that the same have not been prepared before Completion, and submit them to the Buyer.

7.2	The Buyer shall procure that the returns and computations referred to in paragraph 7.1 shall be authorised, signed and submitted to the relevant Taxation Authority without amendment or with such amendments as the Buyer reasonably considers to be necessary and shall give the Sellers or their agent all such assistance as may reasonably be required (at the Sellers’ cost and expense) to agree those returns and computations with the relevant Taxation Authority, provided that the Buyer shall not be obliged to take any such action as is mentioned in this paragraph 7.2 in relation to any return that is not full, true and accurate in all material respects.

7.3	The Sellers or their duly authorised agent shall, at the Sellers’ cost and expense, prepare all documentation and shall have conduct of all matters (including correspondence) relating to the corporation tax returns and computations of the Company for all accounting periods ended on or prior to the Accounts Date, provided that the Sellers shall not, without the prior written consent of the Buyer (not to be unreasonably withheld or delayed), transmit any communication (written or otherwise) to the relevant Taxation Authority or agree any matter with the relevant Taxation Authority.

7.4	The Buyer shall procure that the Company, at the Sellers’ cost and expense, afford such access to their books, accounts and records as is necessary and reasonable to enable the Sellers or their duly authorised agent to prepare the corporation tax returns and computations of the Company for all accounting periods ended on or before the Accounts Date and conduct matters relating to them in accordance with this paragraph 7.

7.5	The Sellers shall take all reasonable steps to ensure that the corporation tax returns and computations of the Company for all accounting periods ended on or before the Accounts Date are prepared and agreed with the relevant Taxation Authority as soon as possible.

7.6	For the avoidance of doubt:

(a)	where any matter relating to Tax gives rise to a Tax Claim, the provisions of paragraph 8 shall take precedence over the provisions of this paragraph 7; and

(b)	the provisions of this paragraph 7 shall not prejudice the rights of the Buyer to make a Tax Claim under this Tax Covenant in respect of any Liability for Taxation.

8.	CONDUCT OF TAX CLAIMS

8.1	If the Buyer or the Company becomes aware of a Tax Claim, the Buyer shall give or procure that notice in writing is given to the Sellers as soon as is reasonably practicable, provided that if any of the Sellers receive any Tax Claim for whatever reason, they shall notify the Buyer in writing as soon as is reasonably practicable and the Buyer shall be deemed, on receipt of such notification, to have given the Sellers notice of such Tax Claim in accordance with the provisions of this paragraph 8, provided always that the giving of such notice shall not be a condition precedent to the Sellers’ liability under this Tax Covenant.

8.2	Provided the Sellers indemnify and secure the Buyer and the Company to the Buyer’s reasonable satisfaction against all liabilities, costs, damages or expenses which may be incurred thereby including any additional Liability for Taxation, the Buyer shall take and shall procure that the Company shall take such action as the Sellers may reasonably request by notice in writing given to the Buyer, the Company to avoid, dispute, defend, resist, appeal or compromise any Tax Claim (such a Tax Claim where action is so requested being hereinafter referred to as a Dispute), provided that neither the Buyer, the Company shall be obliged to appeal or procure an appeal against any assessment to Tax raised on any of them if, the Sellers having been given written notice of the receipt of such assessment, the Buyer, the Company have not within 14 days of the date of the notice received instructions in writing from the Sellers to do so.

8.3	If:

(a)	the Sellers do not request the Buyer, the Company to take any action under paragraph 8.2 or fail to indemnify and secure the Buyer, the Company to the Buyer’s reasonable satisfaction within a period of time (commencing with the date of the notice given to the Sellers) that is reasonable, having regard to the nature of the Tax Claim and the existence of any time limit in relation to avoiding, disputing, defending, resisting, appealing or compromising such Tax Claim, and which period shall not in any event exceed a period of 14 days; or

(b)	any of the Sellers (or the Company before Completion) has been involved in a case involving fraudulent conduct or wilful default in respect of the Liability for Taxation which is the subject matter of the Dispute; or

(c)	the Dispute involves an appeal against a determination by the General or Special Commissioners of the VAT and Duties Tribunal, unless the Sellers have obtained the opinion of Tax counsel of at least 5 years’ standing that there is a reasonable prospect that the appeal will succeed, the Buyer, the Company shall have the conduct of the Dispute absolutely (without prejudice to its rights under this Tax Covenant) and shall be free to pay or settle the Tax Claim on such terms as the Buyer, the Company may in its absolute discretion considers fit.

8.4	Subject to paragraph 8.3, by agreement in writing between the Buyer and the Sellers, the conduct of a Dispute may be delegated to the Sellers on such terms as may be agreed from time to time between the Buyer and the Sellers provided that, unless the Buyer and the Sellers specifically agree otherwise in writing, the following terms shall be deemed to be incorporated into any such agreement:

(a)	the Buyer, the Company shall promptly be kept fully informed of all matters pertaining to a Dispute and shall be entitled to see and keep copies of all correspondence and notes or other written records of telephone conversations or meetings and, in the event that there is no written record, shall be given an immediate report of all telephone conversations with any Taxation Authority to the extent that it relates to a Dispute;

(b)	the appointment of solicitors or other professional advisers shall be subject to the written approval of the Buyer, such approval not to be unreasonably withheld or delayed;

(c)	all material written communications pertaining to the Dispute which are to be transmitted to the relevant Taxation Authority shall first be submitted to the Buyer, the Company for approval and shall only be finally transmitted if such approval is given, such approval not to be unreasonably withheld or delayed; and

(d)	the Sellers shall make no settlement or compromise of the Dispute or agree any matter in the conduct of the Dispute which is likely to affect the amount thereof or the future liability to Tax of the Buyer, the Company without the prior approval of the Buyer, the Company (as may be appropriate), such approval not to be unreasonably withheld or delayed.

8.5	The Buyer shall provide and shall procure that the Company provides to the Sellers and the Sellers’ professional advisors reasonable access to premises and personnel and to any relevant assets, documents and records within their power, possession or control for the purpose of investigating the matter and enabling the Sellers to take, such action as is referred to in this paragraph 8.

8.6	Neither the Buyer, the Company shall be subject to any claim by or liability to any of the Sellers for non-compliance with any of the foregoing provisions of this paragraph 8 if the Buyer, the Company has bona fide acted in accordance with the instructions of any one or more of the Sellers.

9.	GROSSING UP

9.1	All sums payable by the Sellers to the Buyer under this Tax Covenant shall be paid free and clear of all deductions or withholdings whatsoever unless the deduction or withholding is required by law. If any deductions or withholdings are required by law to be made from any of the sums payable under this Tax Covenant, the Sellers shall pay to the Buyer such sum as will, after the deduction or withholding has been made, leave the Buyer with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

9.2	If the Buyer incurs a taxation liability which results from, or is calculated by reference to, any sum paid under this Tax Covenant, the amount so payable shall be increased by such amount as will ensure that, after payment of the taxation liability, the Buyer is left with a net sum equal to the sum it would have received had no such taxation liability arisen.

9.3	If the Buyer would, but for the availability of a Buyer’s Relief, incur a taxation liability falling within paragraph 9.2, it shall be deemed for the purposes of that paragraph to have incurred and paid that liability.

9.4	If the Buyer assigns the benefit of this Tax Covenant or this agreement, the Sellers shall not be liable pursuant to paragraph 9.1 or paragraph 9.2, save to the extent that the Sellers would have been so liable had no such assignment occurred.

10.	COSTS AND EXPENSES

The covenant contained in paragraph 2 of this Tax Covenant shall extend to all costs and expenses incurred by the Buyer, the Company in connection with any matter included under paragraph 2 of this Tax Covenant and the enforcement of rights under this Tax Covenant.

Schedule 6 Completion Accounts

1.	DEFINITIONS

The definitions in this paragraph apply in this agreement.

Buyer’s Accountants: accountants nominated by the Buyer.

Completion Accounts: the accounts of the Company including the notes thereon as at 31 December 2007 and stating the amount of the Completion Net Assets prepared in accordance with and subject to the provisions of this Schedule.

Completion Net Assets: the aggregate of the amount of the issued share capital of the Company and the net amount of the consolidated capital and revenue reserves of the Company as shown in the Completion Accounts.

Draft Completion Accounts: a draft of the Completion Accounts prepared in accordance with the requirements of this Schedule.

Expert: a person appointed in accordance with paragraph 3 of Part 1 of this Schedule to resolve any dispute arising in the preparation of the Completion Accounts.

Seller’s Accountants: Lawfords Limited

UK GAAP: generally accepted accounting principles applied in the UK, incorporating Statements of Standard Accounting Practice, Financial Reporting Standards and Urgent Issues Task Force Abstract issued by the Accounting Standards Board in each case as in force at the date of this agreement.

2.	PREPARATION OF COMPLETION ACCOUNTS

2.1	The Buyer shall use its reasonable endeavours to procure that the Buyer’s Accountants prepare the Draft Completion Accounts as soon as reasonably practical after the Completion Date and in any event not later than 28 days thereafter.

2.2	The Sellers shall give such assistance and access to information as the Buyer’s Accountants may reasonably require to enable them to prepare the Draft Completion Accounts within the period referred to in paragraph 2.1. Subject to the preparation of the Draft Completion Accounts in accordance with paragraph 2.1, the Buyer shall deliver a copy of the Draft Completion Accounts to the Sellers’ Accountants no later than 35 days after the Completion Date.

2.3	The Sellers shall ensure that, within 7 days starting on the day after delivery of the Draft Completion Accounts to the Sellers’ Accountants, the Sellers’ Accountants submit to the Buyer and the Buyer’s Accountants a report stating whether or not they agree with the Completion Accounts (and in the case of disagreement, the areas of dispute).

2.4	If the Sellers’ Accountants agree the Draft Completion Accounts, the parties shall ensure that the Buyer’s Accountants and the Sellers’ Accountants certify the Draft Completion Accounts as being the Completion Accounts within 10 days of the Buyer’s Accountants receiving the report of the Sellers’ Accountants, and the Completion Accounts shall then become final and binding on the parties for the purpose of this agreement.

2.5	If the Sellers’ Accountants disagree with the Draft Completion Accounts, the parties shall endeavour to agree any matter in dispute. If the matter in dispute is resolved by agreement between the parties, the Buyer’s Accountants and the Sellers’ Accountants shall certify the Draft Completion Accounts (subject to any amendment agreed between the parties) as being the Completion Accounts and they shall become final and binding on the parties for the purpose of this agreement.

2.6	If the parties are unable to resolve any disagreement within 21 days of the delivery of the report of the Sellers’ Accountants to the Buyer’s Accountants, the disagreement shall be referred to an Expert.

2.7	Save as provided in paragraph 3, the Buyer and the Sellers shall bear and pay their own costs incurred in connection with the preparation and agreement of the Draft Completion Accounts and Completion Accounts.

3.	EXPERT

3.1	An Expert is a person appointed in accordance with this paragraph 3 to resolve a dispute arising in relation to the Completion Accounts.

3.2	The parties shall agree on the appointment of an independent Expert.

3.3	If the parties are unable to agree on an Expert within seven days of either party serving details of a suggested expert on the other, either party may request the President of the Institute of Chartered Accountants to appoint an Expert of repute.

3.4	The Expert shall prepare a written decision and give notice (including a copy) of the decision to the parties within a maximum of three months of the matter being referred to him.

3.5	All matters under this paragraph 3 shall be conducted, and the Expert’s decision shall be written, in the English language.

3.6	The parties are entitled to make submissions to the Expert including oral submissions and shall provide (or procure that others provide) the Expert with such assistance and documents as the Expert reasonably requires for the purpose of reaching a decision.

3.7	To the extent not provided for by this paragraph 3, the Expert may, in his reasonable discretion, determine such other procedures to assist with the conduct of the determination as he considers just or appropriate, including (to the extent he considers necessary) instructing professional advisers to assist him in reaching his determination.

3.8	Each party shall, with reasonable promptness, supply each other with all information and give each other access to all documentation and personnel as each other reasonably requires to make a submission under this paragraph 3.

3.9	The Expert shall act as an expert and not as an arbitrator. The Expert shall determine any dispute, which may include any issue involving the interpretation of any provision of this agreement, his jurisdiction to determine the matters and issues referred to him or his terms of reference. The Expert’s written decision on the matters referred to him shall be final and binding in the absence of manifest error or fraud.

3.10	Each party shall bear its own costs in relation to the Expert. The Expert’s fees and any costs properly incurred by him in arriving at his determination (including any fees and costs of any advisers appointed by the Expert) shall be borne by the parties equally or in such other proportions as the Expert directs.

4.	BASIS OF COMPUTATION

4.1	The Completion Accounts shall be prepared in accordance with FRSSE and (to the extent consistent) UK GAAP and the accounting principles, practices, policies and procedures applied in the Accounts (to the extent that these are consistent with FRSSE and UK GAAP).

4.2	The Completion Accounts shall:

(a)	take account of information available to the parties at Completion and not take account of any event happening after Completion (except in relation to information known to the parties about that event at Completion); and

(b)	shall be prepared as if the Company had remained under the ownership of the Sellers.

Signed by Jonathan Ian Grant Strike	/s/ Jonathan ian Grant Strike

Signed by Shelley Jane Strike	/s/ Shelley Jane Strike

Signed by David Reeve	/s/ David Reeve
for and on behalf of CMT Europe Limited	Director